EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated June 24, 2005, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-126317) and related Prospectus of TAL International Group, Inc. for the registration of 13,225,000 shares of its common stock.

Ernst & Young LLP

Stamford, Connecticut
October     , 2005

The foregoing consent is in the form that will be signed upon the completion of the common stock split and the adoption of the 2005 stock option plan described in Note 15 to the consolidated financial statements.

/s/ Ernst & Young LLP

Stamford, Connecticut
September 15, 2005